EXHIBIT 99.1

NEWS FOR IMMEDIATE RELEASE	CONTACT:	BRIEN M. CHASE, CFO
JULY 30, 2020		304-525-1600

PREMIER FINANCIAL BANCORP, INC.
REPORTS SECOND QUARTER 2020 EARNINGS

PREMIER FINANCIAL BANCORP, INC. (PREMIER), HUNTINGTON, WEST VIRGINIA (NASDAQ/GMS-PFBI), a $1.9 billion financial holding company with two community bank subsidiaries, announced its financial results for the second quarter of 2020.  Premier realized net income of $5,506,000 (37 cents per diluted share) during the quarter ended June 30, 2020, a 6.0% decrease from the $5,859,000 of net income reported for the second quarter of 2019.  The decrease in net income in the second quarter of 2020 is largely due to a decrease in interest income on investments and other liquid assets, a decrease in non-interest income, and an increase in provision for loan losses, all of which more than offset a decrease in interest expense and an increase in interest income on loans.  A majority of these changes were largely in response to changes in the economy related to the novel corona virus (“COVID-19”), whether such changes were a result of governmental stimulus to depositors and borrowers, Federal Reserve Board of Governors’ changes in interest rate policy to stimulate the economy, and/or customer behavior in response to government guidelines aimed to minimize the spread of COVID-19, as more fully explained throughout this analysis below.  On a diluted per share basis, Premier earned $0.37 during the second quarter of 2020 compared to $0.40 per share earned during the second quarter of 2019.

For the first half of 2020 Premier realized net income of $10,874,000 (74 cents per diluted share), a 9.6% decrease from the $12,035,000 (82 cents per diluted share) earned during the first half of 2019.  The decrease in net income in the first six months of 2020 is largely due to decreases in interest income and non-interest income, coupled with an increase in the provision for loan losses and an increase in non-interest expense.  These changes that negatively affected net income more than offset decreases in interest expense and income tax expense.  The provision for loan losses increased by $700,000, or 78.7%, in the first six months of 2020, largely to provide for the $1,650,000 of estimated additional credit risk in the loan portfolio related to consequences of the national economic shutdown aimed to moderate the spread of COVID-19.  The annualized returns on average common shareholders’ equity and average assets were approximately 8.72% and 1.19% for the six months ended June 30, 2020, compared to 10.70% and 1.41% for the same period in 2019.

President and CEO Robert W. Walker commented, “We are pleased with our second quarter 2020 results, especially with all of the economic changes as governments worldwide take measures to curb the spread of the COVID-19 virus.  I am proud to report that our management and staff team members have risen to the occasion.  As an essential business, we haves taken steps to modify our normal business operations to include keeping branches open with appropriate ‘social distancing’ measures; utilizing permitted guidance provided by federal and state banking supervisory regulators to assist borrowers to avoid defaulting on their loans; and robustly participating in the U.S. Treasury’s and Small Business Administration’s Payroll Protection Program (“PPP”).  We believe we have been prudent by adding approximately $1,000,000 in the second quarter alone to our qualitative credit risk analysis of the loan portfolio for potential COVID-19 related loan losses, even as our other loan credit risk measurements are improving.  Without this additional provision expense, our company would have reported second quarter 2020 results rivaling the record quarterly results we reported in 2019.  The path ahead is uncertain for most businesses, including ours.  As lenders, we are carefully monitoring our borrowers’ performance and will respond accordingly as we learn about their ability to continue to meet their debt obligations.”

EXHIBIT 99.1 - Continued

Net interest income for the quarter ended June 30, 2020 totaled $16.809 million, up $154,000, or 0.9%, from the $16.655 million of net interest income earned in the second quarter of 2019, as interest expense savings exceeded a decrease in interest income.  Interest income in 2020 decreased by $468,000, or 2.4%, in the second quarter of 2020 when compared to the second quarter of 2019, largely due to a $452,000, or 94.6%, decrease in interest income on interest-bearing bank balances and federal funds sold, and a $205,000, or 8.5%, decrease in interest income on investment securities. These decreases were partially offset by a $189,000, or 1.2%, increase in interest income on loans.  Interest income on interest-bearing bank balances and federal funds sold decreased in the second quarter of 2020 when compared to the same quarter of 2019 due to the significant decreases in the earning yields on these balances.  Although the average balance of these increased from $81.7 million during the second quarter of 2019 to $112.5 million during the second quarter of 2020, earning yields dropped significantly in response to the Federal Reserve Board of Governors’ policy decision to drop the targeted federal funds rate to a range of 0.00% to 0.25% on March 16, 2020.  Similarly, interest income on investment securities in the second quarter of 2020 decreased by $205,000, or 8.5%, when compared to the second quarter of 2019.  While the average balance of investments increased by $31.975 million in the second quarter of 2020 when compared to the same quarter of 2019, the average yield earned decreased.

Contrary to these two decreases, interest income on loans increased by $189,000, or 1.2%, in the second quarter of 2020 when compared to the second quarter of 2019.  During the second quarter of 2020, approximately $468,000 of interest income was realized from deferred interest and discounts recognized on loans that paid-off or paid-down during the second quarter of 2020 compared to $293,000 of interest income of this kind recognized during the second quarter of 2019.  The loan payments in 2019 and 2020 included both non-accrual loans and performing loans that were once on non-accrual status.  As a result of the higher level of recognition in 2020, interest income on loans increased by $175,000. Otherwise, interest income on loans increased by $14,000, or 0.1%, in the second quarter of 2020.  This increase includes approximately $550,000 of interest income on loans acquired from the acquisition of The First National Bank of Jackson (“Jackson”) on October 25, 2019.  Interest income on these loans is included in Premier’s loan interest income only from the date of acquisition in October 2019 and therefore no interest income from these loans was included in the second quarter of 2019.  Excluding the loan interest income earned on the Jackson loans and the increase in deferred interest and discounts recognized on loans, interest income on loans decreased by $536,000, or 3.4%, in the second quarter of 2020 when compared to the same quarter of 2019, largely due to a decrease in the average yield on the loan portfolio.  Premier’s participation in the SBA’s PPP loan program resulted in $114,192,000 of new loans during the second quarter of 2020.  These loans increased the second quarter average loans outstanding by approximately $84,136,000 and increased interest income on loans during the second quarter of 2020 by approximately $824,000.  Without Premier’s participation in the SBA PPP loan program, and excluding the average loans from the Jackson acquisition, average loans outstanding during the second quarter of 2020 would have decreased by $23,448,000, or 2.0%, when compared to the average loans outstanding during the second quarter of 2019.  This decrease in loans and, in particular, the types of loans that decreased, also had an effect on the second quarter 2020 provision for loans losses, as more fully explained below.

EXHIBIT 99.1 - Continued

More than offsetting the decrease in interest income in the second quarter of 2020 was a $622,000, or 25.4%, decrease in interest expense, driven by a decrease in interest expense on deposits.  Interest expense on deposits decreased by $570,000, or 24.9% in the second quarter of 2020, largely due to decreases in the average rate paid on certificates of deposit, savings deposits, and NOW and money market deposits during the second quarter of 2020 compared to the same quarter in 2019.  Further interest expense savings were realized due to decreases in the average balance of higher-costing certificates of deposit during the second quarter of 2020 compared to the same quarter in 2019.  Nevertheless, average interest-bearing deposit balances increased by $69.1 million, or 6.5%, in the second quarter of 2020 compared to the same quarter of 2019, largely due to the acquisition of Jackson in the fourth quarter of 2019.  The average interest rate paid on interest-bearing deposits decreased by 25 basis points from 0.86% during the second quarter of 2019 to 0.61% during the second quarter of 2020.  Decreases in short-term rates resulting from actions by the Federal Reserve Board of Governors to reduce the targeted federal funds rate, plus an inflow of funds from direct stimulus payments from the U.S. Treasury to deposit account holders during the second quarter of 2020, have resulted in a decrease in competition for bank deposit rates.  As a result, the average interest rate paid on highly liquid NOW and money market deposits decreased by 18 basis points and the average rate paid on savings deposits decreased by 16 basis points in the second quarter of 2020 when compared to the second quarter of 2019.  Even with these resulting decreases in the average rate paid on transaction based deposits, the average outstanding balance of transaction-based deposits increased, with less than half of the increase coming from the acquisition of Jackson.  Interest expense savings on interest-bearing transaction deposit accounts totaled $245,000 of the $570,000 decrease in interest expense on interest-bearing deposits.  The remaining $325,000 decrease in interest expense on deposit accounts came from a decrease in average outstanding certificates of deposits and a decrease in the average rates paid during the second quarter of 2020 when compared to the second quarter of 2019.  Certificates of deposit decreased on average by approximately $26.377 million, or 6.5%.  Yet, even when factoring in the approximately $36.613 million of average certificate of deposit balances from the two Jackson branches included in the second quarter of 2020, but not part of Premier in the second quarter of 2019, average certificate of deposit balances in Premier’s other branch locations decreased by $62.990 million or 15.5% in the second quarter of 2020, when compared to the same quarter of 2019.  As certificates mature, depositors are either seeking higher deposit rates from other competitive depository institutions or are transferring their balances to more liquid interest-bearing deposit accounts such as NOW, money market and savings deposits as a means to keep immediate access to their funds during the uncertainty of employment or economic conditions.

Additional interest expense savings have been realized in the second quarter of 2020 from the reduction in outstanding Federal Home Loan Bank (“FHLB”) borrowings and other borrowings at the parent company.  Interest expense on FHLB borrowings decreased by $25,000, or 52.1%, in the second quarter of 2020 when compared to the same quarter of 2019, largely due to the payment upon maturity of approximately $5.4 million of FHLB borrowings since the end of January 2019.  Interest on other borrowings at the parent company decreased by $10,000.  This borrowing was fully repaid during the first half of 2019 and therefore no interest expense was recognized on this debt in 2020.  Also contributing to the decrease in interest expense during the second quarter of 2020 was a $20,000, or 20.8%, decrease in interest expense on Premier’s subordinated debt due to a decrease in the variable interest rate paid in 2020 compared to the second quarter of 2019.  The variable interest rate is indexed to the short-term three-month London Interbank Offered Rate (“LIBOR”), interest rate, which was lower in the second quarter of 2020 in conjunction with decreases in short-term interest rate policy by the Federal Reserve Board of Governors.   Contrary to these interest expense savings, interest expense on short-term borrowings, primarily customer repurchase agreements, increased by $3,000, or 25.0%, in 2020 when compared to 2019.  The additional interest expense was largely due to a $3.716 million higher average balance outstanding during the second quarter of 2020.

EXHIBIT 99.1 - Continued

During the quarter ended June 30, 2020, Premier recorded $590,000 of provision for loan losses compared to $330,000 of provision for loan losses recorded during the same quarter of 2019.  The provision for loan losses recorded during the second quarter of 2020 was primarily to provide for an estimate of additional identified credit risk in the loan portfolio due to uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus (“Potential COVID-19 Losses”).  Premier added approximately $1,000,000 to its qualitative credit risk analysis of the loan portfolio related to Potential COVID-19 Losses related to loans originated to various industries believed to be more susceptible to future credit risk resulting from an economic slowdown such as lodging, restaurants, amusement, personal services and retail stores.  In the second quarter, Premier expanded its initial first quarter estimate to include loans to non-owner occupied rental real estate borrowers and religious and civic organizations.  Management also increased the estimate of Potential COVID-19 Losses on loans where the borrower has been granted either an interest-only payment deferral period or a full principal and interest payment deferral period within all of the industries identified above that are believed to be more susceptible to future credit risk.  Due to government intervention efforts to stimulate the economy and maintain personal and business liquidity, the extent, if any, of the impact of the economic slowdown on such industries may not be known for quite some time in the future.  The additional provision expense related to Potential COVID-19 Losses in the second quarter of 2020 was partially offset by reductions in estimated credit risk within the loan portfolio resulting from decreases in loans outstanding, such as owner-occupied commercial real estate and multifamily real estate loans, as well as higher risk loans, such as commercial and industrial loans, construction and land development loans and consumer loans.  Other indications of improving portfolio credit risk that occurred during the second quarter of 2020 include decreases in loans classified as Special Mention and Substandard, improvements in past due ratios and decreases in historical loss ratios.  The level of provision expense is determined under Premier’s internal analyses of evaluating credit risk. The amount of future provisions for loan losses will depend on any future improvement or further deterioration in the estimated credit risk in the loan portfolio as well as whether additional payments are received on loans previously identified as having significant credit risk.

Gross charge-offs of loans remained unchanged at approximately $109,000 in the second quarters of 2020 and 2019, while recoveries on loans previously charged-off decreased by $22,000 to $51,000 in the second quarter of 2020.  During the first six months of 2020, net charge-offs have decreased by $111,000 to $744,000, compared to the same six months of 2019.  Also during the first six months of 2020, non-accrual loans decreased by $676,000 since year-end 2019, while accruing loans over 90 days past due decreased by $1,248,000.

Net overhead costs (non-interest expenses less non-interest income) for the quarter ended            June 30, 2020 totaled $9.189 million compared to $8.694 million in the second quarter of 2019.  Net overhead increased by $495,000, or 5.7%, in the second quarter of 2020 when compared to the second quarter of 2019, largely due to a $457,000, or 19.5%, decrease in non-interest income plus a $38,000, or 0.3%, increase in non-interest expense.  Total non-interest income decreased by $457,000 in the second quarter of 2020 when compared to the second quarter of 2019, largely due to a $430,000, or 38.3%, decrease in revenue from service charges and fees on deposit accounts.  Service charges on deposit accounts decreased largely due to a $390,000, or 46.1%, decrease in customer overdraft fees.  Transaction based deposit account balances have increased significantly during the second quarter of 2020 compared to the same quarter of 2019.  The lack of deposit withdrawals resulting from a decline in normal consumer spending habits as non-essential businesses were required to close in an effort to help curb the spread of the COVID-19 virus has reduced transaction activity and the propensity of deposit customers to overdraft their accounts.  Other sources of non-interest income decreased by $89,000, or 33.5%, in the second quarter of 2020, which include decreases in checkbook sales, commissions on insurance premiums, income from Premier’s partial ownership of an insurance agency as well as brokerage and annuity commission income.  Partially offsetting these decreases in non-interest income, electronic banking income increased by $10,000, or 1.1% and secondary market mortgage income increased by $52,000, or 158%.  Electronic banking income increased only marginally, as increases in income from debit card transaction activity were largely offset by decreases non-customer ATM transaction fees.  Secondary market mortgage income increased, in part, due to the lower long-term interest rate environment, resulting in an increase in home loan refinances as customers are taking advantage of lowering their long-term fixed home loan interest rate.

EXHIBIT 99.1 - Continued

Non-interest expense increased by $38,000, or 0.3% in the second quarter of 2020 compared to the second quarter of 2019, largely due to the operations of the acquired Jackson branch locations which added approximately $253,000 of direct non-interest expense during the second quarter of 2020.  Overall increases in operating costs include a $276,000, or 19.4%, increase in outside data processing costs, a $126,000, or 55.3%, increase in expenses and writedowns on OREO properties, a $56,000 increase in data conversion expenses, and an $18,000, or 8.1%, increase in the amortization of intangible assets.  The $276,000 increase in outside data processing costs included a $79,000 increase in internet and mobile banking charges, as banking by electronic means becomes more and more popular among Premier’s customer base, and a $115,000 increase in data line costs as Premier is migrating to a more robust data line network across its branch network.  Upon full migration, data line expenses should return to near pre-migration levels.  The increase in OREO expenses and writedowns includes $277,000 of property writedowns in the second quarter of 2020 compared to only $116,000 of property writedowns in the same quarter of 2019.  These increases were nearly offset by a $160,000, or 2.9%, decrease in staff costs, a $79,000, or 4.2%, decrease in occupancy and equipment expenses, a $60,000, or 19.6%, decrease in professional fees, a $9,000, or 3.4%, decrease in taxes not on income, and a $47,000, or 39.5%, decrease in FDIC insurance premiums, when compared to the second quarter of 2019.  The decrease in staff costs is largely due to an increase in the deferral of staff costs related to loan originations in the second quarter of 2020 from the high volume of SBA PPP loans originated during the quarter compared to the level of loan originations in the second quarter of 2019, which reduced staff costs by $238,000.  During the shutdown of most business operations mandated by governmental actions designed to curb the spread of the COVID-19 virus, as an essential business, most of Premier’s branch locations remained open but were limited primarily to drive-thru traffic or in branch meetings by appointment.  Branches with no drive-thru facilities and those close to another branch location were closed during much of the second quarter of 2020.  As a result, some employees were given employment deferrals and the number of hours of non-salaried employees were reduced commensurate with decrease in customer demand on branch transactions.  The result was a decrease in wages paid by approximately $169,000 in the second quarter of 2020 when compared to the second quarter of 2019.  This decrease was substantially offset by wages paid to employees of the two newly acquired Jackson branch locations, which totaled approximately $137,000 during the second quarter of 2020 but were not included in Premier’s second quarter 2019 operations.  Occupancy and equipment expenses decreased in the second quarter of 2020 due, in part, to higher expenses in the second quarter of 2019, due to a $185,000 building impairment charge related to a branch location that is in the process of being liquidated.  Professional fees decreased by $60,000 largely due to a decrease in legal fees.  FDIC insurance expense decreased by $47,000, largely due to the utilization of FDIC based community bank assessment credits used to partially offset the second quarter 2020 FDIC insurance premiums.

EXHIBIT 99.1 - Continued

Total assets as of June 30, 2020 were up $134.0 million, or 7.5%, to $1.915 billion from the $1.781 billion of total assets at year-end 2019.  The increase in total assets since year-end is largely due to a $35.5 million increase in interest bearing bank balances, a $25.9 million increase in securities available for sale, a $2.5 million increase in federal funds sold and a $69.7 million increase in total loans outstanding.  Liquid assets, such as cash and due from banks, interest bearing bank balances and federal funds sold, increased by $38.6 million, largely due to an increase in funds from a significant increase in deposit balances during the second quarter of 2020.  Investment securities increased by $25.9 million, or 6.6%, since year-end 2019, as $91.6 million of new investment purchases from available funds and an $8.9 million increase in the market value of the securities available for sale more than offset $73.8 million of proceeds from maturing investments, principal paydowns on mortgage backed securities, and securities that were called during the first six months of 2020.  Total loans outstanding increased by $69.7 million, or 5.8%, largely due Premier’s robust participation in the SBA’s PPP loan program in the second quarter of 2020, which generated $114.2 million of new loans, or 9.0% of Premier’s outstanding loans at June 30, 2020.  Without these loans, Premier’s loan portfolio would have decreased by approximately $44.5 million, or 3.7%, during the first six months of 2020, largely due to regular principal payments, loan payoffs, and transfers of loans to OREO upon foreclosure, partially offset by internal loan growth.  Higher risk categories of loans such as construction and land loans, decreased by approximately $21.1 million or 15.5%; consumer loans, decreased by $3.6 million, or 12.4%; and commercial and industrial loans, decreased by $23.5 million, or 22.4%.  Other real estate owned (“OREO”) increased by $25,000, or 0.2%, largely due to the foreclosure on one commercial real estate property during the first quarter of 2020 that also resulted in a $566,000 loan charge-off.  This and other increases were nearly offset by $598,000 of sales and $277,000 of value write-downs on other OREO properties.  Other assets increased by $1.1 million since year-end 2019, largely due to a $1,298,000, or 27.6%, increase in accrued interest receivable primarily from approximately $216,000 of accrued interest on the SBA PPP loans for which payments are deferred for the first six months of the loan and approximately $1,557,000 of accrued interest on $111.6 million of loans whereby Premier has granted full payment deferrals for a period of 90 days in accordance with regulatory guidance provided under the CARES Act during the COVID-19 based economic slowdown.  Total deposits increased by $112.4 million, or 7.5%, since year-end 2019.  The overall increase in deposits is largely due to a $107.4 million, or 29.2%, increase in non-interest bearing deposits, a $54.1 million, or 14.1%, increase in savings and money market deposits, and a $13.8 million, or 4.3%, increase in interest bearing transaction deposits.  Partially offsetting these increases, certificates of deposit (“CD”) balances decreased by $62.9 million, or 14.8%.  Much of the SBA’s PPP loan program proceeds were originally deposited with Premier’s subsidiary banks, giving rise to an increase in commercial based deposit balances.  Furthermore, government based economic stimulus checks to individuals have resulted in increases in retail based deposit balances.  Customer repurchase agreements increased by $7.3 million, or 35.8% since year-end 2019.  FHLB borrowings decreased by $3.4 million since year-end 2019 due to payments upon maturity.  Premier’s subordinated debentures increased by $19,000 since year-end 2019 due to the accretion of purchase accounting fair value adjustments applied to the $6.186 million face value of the subordinated debentures.  Other liabilities increased by $3.9 million, primarily due to increases in net deferred tax liabilities related to the increase in the unrealized gain on securities available for sale and the accrual of income taxes on first two quarters of 2020 pretax income not due to be paid until July 15, 2020.  The accrued income tax payments for the first two quarters of a calendar year are normally paid on April 15, and June 15 during the second calendar quarter but have been postponed in the year 2020 by governmental regulation to help mitigate some of the adverse economic effects of government actions designed to curb the spread of the COVID-19 virus.

EXHIBIT 99.1 - Continued

Stockholders’ equity of $254.0 million equaled 13.3% of total assets at June 30, 2020, which compares to stockholders’ equity of $240.2 million, or 13.5% of total assets, at December 31, 2019.  The increase in stockholders’ equity was largely due to the $10.9 million of net income in the first half of 2020 and a $7.0 million, net of tax, increase in the market value of the investment portfolio available for sale.  These increases in stockholders’ equity were partially offset by the $0.30 per share of cash dividends declared and paid during the first six months of 2020.  The decrease in the ratio of stockholders’ equity to total assets, even though stockholders’ equity increased during the first six months of 2020, was the result of the growth in total assets, largely in response to increases in funds from the growth in total deposits.

Certain Statements contained in this news release, including without limitation statements including the word "believes," "anticipates," "intends," "expects" or words of similar import, constitute "forward-looking statements" within the meaning of section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Premier to be materially different from any future results, performance or achievements of Premier expressed or implied by such forward-looking statements. Furthermore, uncertainty related to future economic conditions resulting from government actions designed to curb the spread of the COVID-19 virus may affect Premier’s operations more or less than currently estimated.  Such factors include, among others, general economic and business conditions, changes in business strategy or development plans and other factors referenced in this press release. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. Premier disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

EXHIBIT 99.1 - Continued

Following is a summary of the financial highlights for Premier as of and for the periods ended June 30, 2020

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights
Dollars in Thousands (except per share data)

	For the Quarter Ended		For the Six Months Ended
	June 30	June 30	June 30	June 30
	2020	2019	2020	2019
Interest Income
Loans, including fees	16,416	16,227	32,170	32,516
Investments and other	2,222	2,879	5,112	5,654
Total interest income	18,638	19,106	37,282	38,170
Interest Expense
Deposits	1,715	2,285	3,880	4,335
Borrowings and other	114	166	251	345
Total interest expense	1,829	2,451	4,131	4,680
Net interest income	16,809	16,655	33,151	33,490
Provision for loan losses	590	330	1,590	890
Net interest income after provision	16,219	16,325	31,561	32,600
Non-interest Income
Service charges on deposit accounts	692	1,122	1,798	2,216
Electronic banking income	937	927	1,755	1,749
Other non-interest income	261	298	586	558
Total non-interest income	1,890	2,347	4,139	4,523
Non-Interest Expense
Salaries and employee benefits	5,267	5,427	10,675	10,626
Net occupancy and equipment	1,798	1,877	3,523	3,541
Outside data processing	1,702	1,426	3,233	2,810
OREO expenses and writedowns, net	354	228	422	477
Amortization of intangibles	241	223	483	450
Other non-interest expenses	1,717	1,860	3,480	3,730
Total non-interest expense	11,079	11,041	21,816	21,634
Income Before Taxes	7,030	7,631	13,884	15,489
Income Taxes	1,524	1,772	3,010	3,454
NET INCOME	5,506	5,859	10,874	12,035

EARNINGS PER SHARE	0.38	0.40	0.74	0.82
DILUTED EARNINGS PER SHARE	0.37	0.40	0.74	0.82
DIVIDENDS PER SHARE	0.15	0.15	0.30	0.30

Charge-offs	109	109	935	1,012
Recoveries	51	73	191	157
Net charge-offs (recoveries)	58	36	744	855

EXHIBIT 99.1 - Continued

PREMIER FINANCIAL BANCORP, INC.
Financial Highlights (continued)
Dollars in Thousands (except per share data)

	Balances as of
	June 30	December 31
	2020	2019
ASSETS
Cash and due from banks	23,724	23,091
Interest-bearing bank balances	101,521	66,063
Federal funds sold	8,365	5,902
Securities available for sale	416,700	390,754
Loans (net)	1,250,614	1,181,753
Other real estate owned	12,267	12,242
Other assets	49,270	48,189
Goodwill and other intangible assets	52,533	53,016
TOTAL ASSETS	1,914,994	1,781,010

LIABILITIES & EQUITY
Deposits	1,608,151	1,495,753
Fed funds/repurchase agreements	27,737	20,428
FHLB borrowings	2,995	6,375
Subordinated debentures	5,455	5,436
Other liabilities	16,661	12,777
TOTAL LIABILITIES	1,660,999	1,540,769
Common Stockholders’ Equity	253,995	240,241
TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	1,914,994	1,781,010

TOTAL BOOK VALUE PER COMMON SHARE	17.31	16.39
Tangible Book Value per Common Share	13.73	12.77

Non-Accrual Loans	13,761	14,437
Loans 90 Days Past Due and Still Accruing	980	2,228